AGREEMENT


This Agreement is made as of the 19th day of June, 1998 by and between VOICE IT Worldwide, Inc., a Colorado corporation with a principal place of business in Fort Collins, Colorado ("VOICE IT") and Dragon Systems, Inc. having its principal place of business at 320 Nevada Street, Newton, Massachusetts 02460 ("DRAGON").

The following are the terms and conditions under which VOICE IT sells and licenses a certain VOICE IT product (hereinafter referred to as "PRODUCT") to DRAGON.

1.    APPOINTMENT/PRODUCT

VOICE IT hereby appoints DRAGON as an authorized reseller for the PRODUCT specified in the attached Exhibit B and made a part of this Agreement.

2.   TERM

     2.1 This Agreement shall become effective on the date stated above and, unless terminated as herein provided, shall continue in full force and effect on a year to year basis.

3.   ADDED VALUE

     3.1 DRAGON certifies that, in the regular course of its business, the PRODUCT purchased hereunder will be significantly enhanced by integrating computer products that are manufactured, marketed, and supported by DRAGON. Notwithstanding the previous sentence, DRAGON may sell the PRODUCT to its installed base of customers as an upgrade without including its ADDED VALUE.

4.   TERRITORY

     4.1 Except as set forth in Exhibit A, DRAGON will have the NON-EXCLUSIVE right to market, sell, and promote the PRODUCT on a worldwide basis.

     4.2 Except as set forth in Exhibit A, VOICE IT expressly reserves the right to market, solicit sales, sell, lease, rent or otherwise dispose of the PRODUCT to others in the Territory, including, but not limited to, VOICE IT national accounts, commercial customers, or other resellers.

5.   PRICE AND PAYMENT TERMS

     5.1 Prices for the PRODUCT purchase/licensed under this Agreement shall be as specified in Exhibit B to this Agreement. VOICE IT warrants that the prices charged to DRAGON shall not exceed the lowest prices offered to any other customer purchasing the same or similar products for the same or similar quantities. In the event VOICE sells or offers to sell the same or similar products for less than the price paid by DRAGON, then VOICE IT shall immediately credit DRAGON for the amount of any difference in price from the time the lower price was first offered.


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     5.2  Prices are  exclusive of all sales,  use and like taxes.  DRAGON shall pay all taxes associated with the sale and licensing of all VOICE IT PRODUCTS purchased or licensed under this Agreement, exclusive of taxes based on Voice IT's income.

     5.3 Subject to VOICE IT's credit approval, payment is due within forty-five (45) days from the date of shipment, except for the initial order of 46,000 units which shall have payment terms in accordance with Section 5.4 below.

     5.4 Within forty-five (45) days of the execution of this Agreement, DRAGON will make an advance payment to VOICE IT in the amount of one hundred thousand dollars ($100,000). This advance will be credited from the initial payment due from DRAGON. To assist VOICE IT in delivering the initial payment due from DRAGON. To assist VOICE IT in delivering the initial 23,000 units, DRAGON will post a commercial letter-of-credit in the amount of one million, seven hundred fifty thousand dollars ($1,750,000). This will be a sight draft for the initial 23,000 units. The second 23,000 units shall have payment terms of thirty (30) days from the date of shipment. Any fees associated with obtaining the letter-of-credit shall be the responsibility of VOICE IT.

6.   PURCHASE ORDERS, SHIPMENT AND CHANGES

     6.1 All PRODUCTS shall be delivered to one location designated by DRAGON, on an F.O.B. origin basis upon transfer to a common carrier. All transportation, insurance, rigging and drayage charges shall be paid by VOICE IT.

     6.2 Upon execution of this Agreement, DRAGON will submit a non-cancelable purchase order for an initial quantity of forty-six thousand (46,000) units of PRODUCT to be delivered in September, October, November and December of 1998. Thereafter, DRAGON may submit non-cancelable orders on a monthly basis for delivery with a ninety (90) day lead time.
          DRAGON will provide VOICE IT with a rolling, non-binding 6 month forecast on a monthly basis.

     6.3 If any order is delayed and not shipped within ten (10) days from the original schedule ship date, then DRAGON may cancel such order and will have no liability for any payment for such order. If any order is not shipped within twenty-five (25) days from the original scheduled ship date, DRAGON may cancel the Agreement immediately. DRAGON's rights of cancellation in this section shall no t apply in the event of circumstances beyond the control of VOICE IT, such as "acts of God". Upon such cancellation and termination, in addition to any other rights DRAGON may have as stated in this Agreement or at law or in equity, DRAGON shall be refunded the amount of any advance payments not repaid.

7.   RELATIONSHIP

     7.1 DRAGON's relationship to VOICE IT will be that of an independent contractor engaged in purchasing and licensing PRODUCTS for resale to DRAGON's end-user customers. DRAGON and its employees are not agents for legal representatives of VOICE IT for any purpose and have no authority to act for, bind or commit VOICE IT.


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     7.2  Any  commitment  made by  DRAGON  to its  customers  with  respect  to
          quantities,   delivery,    modifications,    interfacing   capability,
          suitability of software, or suitability in specific applications will be DRAGON's sole responsibility. DRAGON has not authority to modify the warranties contained in this Agreement or to make any other commitment on behalf of VOICE IT, and DRAGON will indemnify and defend VOICE IT from any liability, suit or proceeding for any such modified warranty or other commitment by DRAGON.

     7.3 DRAGON has the right to determine its own resale prices, and no VOICE IT representative will require that any particular price by charged by DRAGON or grant or withhold any treatment to DRAGON based on DRAGON's pricing policies. DRAGON agrees that it will promptly report directly to a VOICE IT officer any effort by VOICE IT personnel to interfere with its pricing policies.

     7.4 This Agreement applies only to the PRODUCT listed on the Exhibit B attached hereto. DRAGON acknowledges that VOICE IT may market products other than those listed on said Exhibit B without making them available to DRAGON.


8.   LIMITATION OF LIABILITY

     8.1 VOICE IT and DRAGON may not institute any action in any form arising out of or in any way connected with this Agreement more than eighteen
          (18) months after the cause of action has arisen.

     8.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, RELIANCE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, ANY DAMAGES RESULTING FROM LOSS OF USE, DATA OR PROFITS, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

9.   INDEMNITY

     9.1 VOICE IT will defend DRAGON against a claim that a PRODUCT supplied hereunder infringes any patent, copyright, or other proprietary right of a third party. VOICE IT will indemnify DRAGON and hold it harmless from and against any loss, liability and any costs, expenses and reasonable attorneys' fees awarded, provided that: DRAGON promptly notifies VOICE IT in writing of the claim; VOICE IT has sole control of the defense and all related settlement negotiations; and DRAGON provides VOICE IT complete information concerning the claim.

     9.2 VOICE IT's obligation hereunder is conditioned on DRAGON's agreement that if any PRODUCT becomes or in VOICE IT's opinion is likely to become the subject of such a claim, DRAGON will permit VOICE IT, at its option and expense either to procure the right for DRAGON to continue using the PRODUCT or to replace or modify the same so that it becomes non-infringing.


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10.  QUALITY

     10.1 VOICE IT agrees to deliver defect fee materials to DRAGON at all times, which will conform to the specification contained in Exhibit C. VOICE IT agrees to provide relevant outgoing inspection, quality, and reliability data upon DRAGON's request.

     10.2 All PRODUCTS delivered shall have received all necessary governmental approvals.

11.  WARRANTY

     11.1 VOICE IT warrants (1) that title to all PRODUCTS delivered to DRAGON under this Agreement shall be free and clear of all liens, encumbrances, security interests or other claims; (2) that all PRODUCTS shall be free from defects in material, workmanship, and design for a period of nine (9) months from the date of delivery; (3) that all PRODUCTS shall conform to applicable specifications, drawings, samples and descriptions provided by VOICE IT shall operate on a reliable and stable basis and shall be of merchantable quality and suitable for the purpose intended, per the relevant specifications; and (4) all PRODUCTS shall be new and unused. VOICE IT warrants that it shall make all necessary changes to the PRODUCTS to enable said PRODUCTS to comply with all federal, state and local laws, rules and regulations, free of charge, provided such changes are technically feasible in VOICE IT's reasonable judgment. In the event a PRODUCT is defective under this warranty, DRAGON shall have the option of having VOICE IT, at VOICE IT's expense, (1) promptly repair or replace the defective PRODUCTS; or (2) issue a credit for the full purchase price of the defective PRODUCTS. The warranty for replaced or repaired PRODUCTS will be the same as the original warranty for the PRODUCTS. The foregoing warranty shall not apply for failures or defects in PRODUCTS due to accident, neglect, misuse or unauthorized modification.

12.  TERMINATION

     12.1 Either DRAGON or VOICE IT may terminate this Agreement if the other party commits a breach of any obligation hereunder which is not remedied within thirty (30) days of receipt of written notice specifying such breach.

     12.2 EITHER PARTY shall have the right to terminate this Agreement immediately in the event that THE OTHER PARTY becomes insolvent, or has filed against it a petition under any bankruptcy code (or any similar petition under any insolvency law of any jurisdiction), proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of that party.

     12.3 Each party acknowledges that the other has made no commitments regarding duration or renewal of this Agreement beyond those expressly stated herein. Either party may terminate this Agreement or any purchase order placed pursuant to this Agreement, with or without cause, at any time upon ninety (90) days written notice.


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     12.4 Termination of this  Agreement  shall not affect any of either party's pretermination obligations hereunder. Orders shipped after the term of this Agreement shall be subject to all terms and conditions of this
          Agreement.   Any  termination  of  this  Agreement  shall  be  without
          prejudice to the enforcement of any un-discharged obligation existing at the time of termination.

     12.5 In the event that this Agreement is terminated by DRAGON for material breach or per Section 6.3 of the Agreement or VOICE IT is unable or unwilling to fulfill any of its obligations hereunder, VOICE IT will promptly provide DRAGON with all necessary information, including but not limited to manufacturing plans, product design drawings, and intellectual property licenses as well as access to Vendors to allow DRAGON, or its designee, to manufacture and distribute the PRODUCTS. DRAGON will pay VOICE IT a license fee equal to twelve percent (12%) of DRAGON's actual production costs of DRAGON or its designee manufacture the PRODUCTS. DRAGON will obtain title to all work in process for any orders it has placed and which have not been shipped at the time of termination. All material will be paid for by DRAGON at the lesser of VOICE IT's actual cost or fair market value.

13.  NOTICES

     13.1 All notices or other communications given by either party to the other under this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, to the other party at its address set forth below or such other address as a party may subsequently designate in writing. The date of personal delivery or the date of mailing, as the case may be, shall be deemed to be the date on which such notice is given.

                DRAGON:                        with copy to:
                Dragon Systems, Inc.           Hale & Dorr
                320 Nevada St.                 60 State Street
                Newton, MA  02160              Boston, MA  02109
                Attention:  Janet Baker        Attention:  Michael Bevilacqua

                VOICE IT:                      with copy to:
                Voice It Worldwide, Inc.       Andrew   N.   Bernstein, P.C.
                2463 Midpoint Drive, Suite A   5445 DTC Parkway,  Suite  520
                Ft. Collins, CO  80525         Greenwood  Village,   CO  80111
                Attention:  Dennis Altbrandt

14.  GENERAL PROVISIONS

     14.1 Neither party may assign or transfer this Agreement, except in conjunction with the sale or transfer of all or substantially of the assets of a party. Either party will advise the other of any change in its ownership, control or operating arrangements.

     14.2 Either party's failure to enforce any provisions of this Agreement will not be deemed a waiver of that provision or of the right to enforce it in the future.


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     14.3 This Agreement,  including the attached Exhibits,  contains the entire and only understanding between the parties and supersedes all prior agreements either written or oral relating to the subject matter hereof. DRAGON hereby gives notice of objection to any additional or inconsistent terms set forth in any purchase order or other document issued by VOICE IT and VOICE IT agrees that any shipments made by VOICE IT shall be governed exclusively by the terms and conditions of this Agreement. No modifications of this Agreement will be binding on either party, unless made in writing and signed by persons authorized to sign agreements on behalf of DRAGON and VOICE IT.

     14.4 No United States Government procurement regulations will be deemed included hereunder or binding on either party, unless specifically accepted in writing and signed by both parties.

     14.5 If any part of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, such judgment will not affect or nullify the remainder of this Agreement, but the effect thereof will be confined to the part immediately involved in the controversy adjudged.

     14.6 Neither VOICE IT nor DRAGON shall be liable for its failure to perform hereunder due to contingencies beyond its reasonable control, including, but not limited to, strikes, riots, wars, fire, acts of God, or acts in compliance with any law or government regulation.

     14.7 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any lawsuit relating to any matter arising under, or related to this Agreement, initiated by or on behalf of VOICE IT against DRAGON, its employees, ex-employees, officers, agents, or affiliates shall be initiated in the appropriate state or Federal Court serving Middlesex County in the Commonwealth of Massachusetts.

          Any lawsuit relating to any matter arising this Agreement initiated by DRAGON may be initiated in a state or Federal Court located in the Commonwealth of Massachusetts or in any court having jurisdiction over the matter, and accordingly, Licensee irrevocably consents to the jurisdiction and to the service of process, pleadings, and notices in connection with any and all actions and processes initiated in a state or Federal court located in the Commonwealth of Massachusetts.

     14.8 In the event that either VOICE IT or DRAGON brings suit against the other party for any matter arising out of or in connection with this Agreement, and the party which is sued is ultimately adjudicated to not have liability, then the party bringing suit agrees to pay the other party's reasonable attorneys' fees and litigation costs.

     14.9 Any terms of the agreements between VOICE IT and Applied Voice Recognition, Inc. and VOICE IT and Hexaglot are specifically excluded from applying to any provisions in this Agreement.

     14.10Paragraph titles are for reference purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.


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IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement under seal as of the day and year indicated above.


DRAGON SYSTEMS, INC.                VOICE IT Worldwide, Inc.

By:/s/Duane Hudson                        By:/s/Dennis Altbrandt
    Duane Hudson                         Dennis Altbrandt
    Chief Executive Officer              Chief Executive Officer


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                               EXHIBIT A

During the initial term of this Agreement, there shall be a Limited Exclusivity as follows:

           VOICE IT agrees that it will not make the PRODUCT available for bundling to any major competitor (including, but not limited to, IBM, and L&H) of DRAGON's in the retail market for a period of one year from the date of first shipment under this Agreement. Notwithstanding the previous sentence, VOICE IT may:

1. Offer products under the VOICE IT brand name with any other software into the retail distribution channel.

2. Offer products under a non-DRAGON brand name to any software supplier in a non-retail environment.

3. Offer products under the VOICE IT brand name as a stand-alone product to VARs of any software supplier.

4. Offer upgrade solutions involving products to current owners of any voice to text software.

DRAGON may offer upgrade solutions involving the PRODUCT to current owners of any voice to text software.

DRAGON agrees that it will not manufacture products that utilize confidential technology disclosed by VOICE IT to DRAGON pursuant to the Non Disclosure Agreement signed between the parties.

For the Limited Exclusively to be effective, DRAGON must purchase a minimum of 5,000 units per month beginning in April 1999.


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                               EXHIBIT B


PRODUCT:

Hand-held voice recorder with functionality meeting or exceeding the functionality of VOICE IT Model No. ____________ which tested by DRAGON, including Cable and Speech Link Software (master to be provided to DRAGON upon completion).

The PRODUCT will be provided with a custom color exterior, DRAGON's logo on the unit, and DRAGON's name on the screen at no extra charge. (Artwork to be mutually agreed upon)

Pricing:
                                                                Price
       Monthly Volume                  Annual Volume           Per Unit


       5,000 to 7,000                50,000 to 90,000            $  80
       7,501 to 10,000              90,001 to 120,000            $  78
      10,001 to 12,500              120,001 to 150,000           $  77
      12,501 to 15,000              150,001 to 180,000           $  76
      15,001 to 17,500              180,001 to 210,000           $  75
      17,501 to 20,000              210,001 to 240,000           $  74
         Over 20,000                   Over 240,000              $  73



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                               EXHIBIT C
                       Technical Specifications


The PRODUCT will be DRAGON-certified and will conform to the following requirements: